Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

AT THE COMPANY:
Deborah S. Lorenz
Vice President, Investor Relations &
Corporate Communications
925-249-4031
dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 28, 2003

LIPID SCIENCES ANNOUNCES NEW STRATEGIC DIRECTION

Will Focus on Viral Application, Restructure Business Operations

PLEASANTON, Calif., January 28, 2003—Lipid Sciences, Inc. (Nasdaq: LIPD), today announced a new strategic direction for the Company and the application and development of its novel technology of plasma delipidation. LIPD is a development-stage biotechnology company engaged in the research and development of products and processes to treat major medical indications, such as cardiovascular disease, HIV and other viral infections, in which lipids, or fat components, play a key role. Effective immediately, the Company will be focusing its research and development investment on its proprietary Viral Pathogen Inactivation (VPI™) platform. The first indication being pursued by LIPD to demonstrate the efficacy of the application of the VPI platform technology is HIV. HIV is a lipid-enveloped virus that infects an estimated five million people and kills an estimated three million people each year. The VPI technology successfully inactivates the HIV particle and has the potential to be a therapeutic treatment for this disease.

Current studies in support of this application of the VPI platform to HIV have been conducted in vitro and in mice under the supervision of Dr. Aftab Ansari at Emory University and Dr. James E. K. Hildreth at Johns Hopkins University and have demonstrated both safety and immunogenicity. Non-human primate studies are planned to demonstrate safety and efficacy in a human surrogate model. Once successfully completed, the non-human primate study would provide the basis for future submission to the FDA for the initiation of a Phase 1 Human Clinical Trial.

The preliminary results from the Company’s Phase 1 Human Safety Trial in Australia have advanced the science and improved the safety of the Company’s proprietary delipidation process, which forms the basis of the VPI platform and the Company’s proprietary Vascular Lipid Removal (VLR™) platform. The Company believes it has identified and mitigated the cause of the previously announced adverse events experienced in that trial. For strategic reasons, however, the Company has determined to align its clinical trial efforts toward a VPI platform and U.S.-based clinical trials. Therefore, the Company is discontinuing the clinical trial in Australia.

This new direction is part of a comprehensive strategic plan being implemented by the Company. In conjunction with the adoption of that plan, Lipid Sciences also announced today that it will undertake a restructuring of its business operations. This restructuring is projected to reduce operating expenses in the second half of 2003 by approximately 30% to 40% when measured against the same period in 2002. Savings will come primarily from staff reductions, the termination of the Company’s Phase 1 trial and cessation of operations in Australia, and the focusing of the Company’s research and development investment on the viral application of LIPD’s technology. Richard G. Babbitt, Chairman of Lipid Sciences, commented, “This restructuring action will allow us to move aggressively with the development of our viral platform, with the first clinical indication being HIV, while we also continue to advance our cardiovascular platform. Our strategic plan calls for the targeting of our R & D efforts to maximize shareholder value in the months to come. We will now join together to begin the exhilarating process of focusing our efforts to assure our future.”

The strategic plan was recommended by the management team and approved by the Board of Directors. As part of the cost-savings goal of the strategic plan, Barry D. Michaels has stepped down as Chief Financial Officer and certain other management positions are being eliminated. Sandra Gardiner, the Company’s Vice President, Controller and Corporate Secretary, will assume the newly created position of Chief Accounting Officer. Prior to joining Lipid Sciences two years ago, Ms. Gardiner spent eight years as Controller and Director of Administration of Cardima, Inc., a publicly traded medical equipment manufacturer. In related appointments, Marc Bellotti, currently Vice President of Product Development, will assume the position of Vice President, Research and Development; Dale Richardson, currently Vice President of Marketing and Sales, will become Vice President, Business Development.

“Let me take this opportunity to thank all of our continuing and departing employees for the contributions they have made on behalf of Lipid Sciences. While change will be the norm as we move toward commercialization, I would like to assure you that the Company is in a financially stable position to implement this new strategic direction,” noted Mr. Babbitt.

Lipid Sciences, Inc. is a development-stage biotechnology company that is researching and developing products and processes to treat major medical conditions, such as cardiovascular disease, HIV and other viral infections, in which lipids, or fat components, play a key role. The Company’s technologies are based on a patented process that selectively removes lipids from proteins in blood plasma without disrupting protein function. This process of lipid removal, known as plasma delipidation, potentially reverses the condition while enhancing the body’s natural ability to heal itself. The Company believes that this unique delipidation process has the potential for far-reaching implications for human health. It may reverse cardio- and cerebrovascular disease, as well as provide an effective therapeutic effect on many infectious agents, including the viruses that cause AIDS, Hepatitis B, Hepatitis C, and Herpes.

Forward-Looking Statements

This release contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance as well as all other statements that are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release. Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition to those risk factors, other factors that could cause actual results to differ materially include the following: Our inability to obtain adequate funds; our inability to receive regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International; our reliance on collaborations with strategic partners; competition in our industry; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; product liability claims; economic downturn in the real estate market; our dependence on key personnel; shares of common stock will become available for sale after expiration of lock-up periods; and existing stockholders may experience dilution if additional shares are issued to former NZ Corporation stockholders who have perfected certain rights.

The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.